Exhibit 5.1

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia**

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre**

Rio de Janeiro**

Santiago

Sao Paulo**

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

*     Associated Firm

**    In cooperation with Trench, Rossi e Watanabe Advogados

Baker & McKenzie

ABN 32 266 778 912

AMP Centre

Level 27

50 Bridge Street

Sydney NSW 2000

Australia

P.O. Box R126

Royal Exchange NSW 1223

Australia

Tel: +61 2 9225 0200

Fax: +61 2 9225 1595

DX: 218 SYDNEY

www.bakermckenzie.com

10 August 2015

Benitec Biopharma Limited

F6A/1-15 Barr Street

Balmain NSW 2041

Australia

We have acted as Australian counsel to Benitec Biopharma Limited, an Australian corporation (the “Company”), in connection with the public offering of up to 43,125,000 Ordinary Shares, no par value (the “Shares”) represented by up to 2,156,250 American Depositary Shares (the “ADSs”), and warrants to purchase up to 603,750 ADSs (the “Warrants”) representing 12,075,000 Shares, as described in the prospectus contained in the Company’s registration statement on Form F-1, as amended to date (the “Registration Statement”), filed by the Company under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (the “Commission”).

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)    the Registration Statement; and

(b)    a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also examined and relied upon a certificate, dated 10 August 2015, of the Company Secretary of the Company (the “Secretary’s Certificate”) certifying (i) the accuracy and completeness of the constitution of the Company, (ii) the accuracy and completeness of copies of the minutes of a meeting of the shareholders of the Company held on 22 July 2015 (the “Shareholders’ Meeting”); (iii) the accuracy and completeness of resolutions of the Board of Directors of the Company dated 9 June 2015, 4 August 2015 and 10 August, 2015; and (iv) that the Company has sufficient placement capacity under Australian Securities Exchange Listing Rule 7.1 to allow for the issuance of ADSs and Warrants. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied

Baker & McKenzie, an Australian partnership, is a member of Baker & McKenzie International, a Swiss Verein.

upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; (h) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (i) that all certifications provided in the Secretary’s Certificate are accurate; (j) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (k) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the Shares and Warrants has been duly authorised; and

(c)	when issued and paid for as contemplated by the Prospectus, the Shares underlying the ADSs will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

This letter is given only on behalf of Baker & McKenzie, an Australian partnership and not on behalf of any other member firm of Baker & McKenzie International. In this letter, “we”, “us”, “our” and like expressions should be construed accordingly.

Very truly yours,

/s/ Baker & McKenzie
Baker & McKenzie

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